                                                                    Exhibit 1(b)


                            FIBREBOARD CORPORATION
                                2200 Ross Avenue
                                   Suite 3600
                              Dallas, Texas 75201

April 23, 1997

Owens Corning
Owens Corning World Headquarters
One Owens Corning Parkway
Toledo, Ohio 43659
Attention: Christian L. Campbell
           General Counsel

Ladies and Gentlemen:

     You have expressed an interest in a possible negotiated cash transaction involving Fibreboard Corporation (the "Company"). In connection with your analysis of a possible negotiated cash transaction with the Company (a "Transaction"), you have requested certain oral and written information concerning the Company from directors, officers, employees, representatives and/or agents of the Company (the "Company's Representatives"). All such information furnished to you or your Representatives (as defined below) by or on behalf of the Company on or after the date hereof (irrespective of the form of communication), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by you or your Representatives containing or based in whole or in part on any such furnished information are collectively referred to herein as the "Information." In consideration of furnishing you with the Information, the Company requests your agreement to, and you agree to and will cause your affiliates and any other person acting on your or their behalf to comply with, as if they were you, all of the following:

     1. The Information will be used solely for the purpose of evaluating a Transaction and will not be used in any way, directly or indirectly, to compete with the Company or its subsidiaries or affiliates, and the Information will be kept strictly confidential and will not be disclosed by you or your Representatives, except (a) as required in the opinion of your outside counsel by applicable law, regulation or legal process, and only (i) to the extent you have not directly caused the legal requirement to disclose to be applicable by the actions of you or your Representatives, and (ii) after compliance with
Section 3 below, and (b) that you may disclose the Information or portions thereof to those of your directors, officers and employees and representatives of your legal, accounting and financial advisors (the persons to whom such disclosure is permissible being collectively referred to herein as your "Representatives") who need to know such information for the purpose of evaluating such Transaction; provided, that your Representatives (i) are informed of the confidential and proprietary nature of the Information and (ii) agree to be bound by and perform this agreement. You agree to be responsible for any breach of this agreement by your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against such Representatives with respect to any such breach).
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     2.  Without the prior written consent of the Company, neither you nor your
Representatives will disclose to any person (except to the extent otherwise required in the opinion of your outside counsel by applicable law, regulation or legal process, and only (a) to the extent you have not directly caused the legal requirement to disclose to be applicable by the actions of you or your Representatives, and (b) after compliance with Section 3 below), either the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction, or that you have received Information from the Company or Information has been made available by the Company, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. The term "person" as used in this agreement will be interpreted broadly to include the media and any corporation, company, group, partnership or other entity or individual.

     3. If you or any of your Representatives become legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information or the information referred to in Section 2 above, you shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, you and your Representatives agree to disclose only that portion of the Information which you are advised by opinion of outside counsel is legally required to be disclosed and to use your reasonable efforts to preserve the confidentiality of the Information and the information referred to in Section 2 above (including by obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information and the information referred to in Section 2 above). In addition, you and your Representatives will not oppose any action (and will, if and to the extent requested by the Company, cooperate with, assist and join with the Company, at the Company's expense, in any reasonable action) by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information and the information referred to in Section 2 above.

     4. The term "Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by you or your Representatives), (ii) was available to you on a nonconfidential basis from a source other than the Company or its advisors, provided that, to your best knowledge after due inquiry, such source was not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation owed to the Company or (iii) you can establish is already in your possession (other than information furnished by or on behalf of the Company on or after the date hereof).

     5. If you determine not to pursue a Transaction, you will promptly notify the Company of your determination. At the time of such notice, or if, at any earlier time, the Company so directs (whether or not you determine to pursue a Transaction), you and your Representatives will, at your expense, promptly return to the Company or, at the Company's sole option, destroy, all Information and all copies, extracts or other reproductions in whole or in part thereof, provided, however, that you may choose to destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting Information. Compliance by you and your Representatives with any direction of
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the Company or election by you to destroy Information pursuant to this Section 5 shall be certified in writing to the Company by your authorized officer supervising such destruction. Notwithstanding the return or destruction of the Information, you and your Representatives will continue to be bound by your confidentiality and other obligations hereunder.

     6. You agree that, for a period of two years from April 30, 1997, you will not, unless invited (on an unsolicited basis) by the Board of Directors of the
Company: (i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of the Company or its subsidiaries or any acquisition transaction for all or part of the assets of the Company or any subsidiary of the Company or any of their respective businesses; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries; (v) seek or propose, alone or in concert with others, to influence or control the Company's management or policies; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection any of the foregoing activities; or (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing. You also agree that, during the two-year period referred to in the preceding sentence, you will not: (i) request the Company (including its Board of Directors) or its advisors, directly or indirectly, to (1) amend or waive any provision of this paragraph (including this sentence) or (2) otherwise consent to, approve or invite any action referred to in this paragraph (including this sentence); or (ii) take any initiative with respect to the Company or any of its subsidiaries which could require the Company to make a public announcement regarding (1) such initiative,
(2) any of the activities referred to in the preceding sentence, (3) the possibility of a Transaction or any similar transaction or (4) the possibility of you or any other person acquiring control of the Company, whether by means of a business combination or otherwise; provided, if on or prior to May 31, 1997 the Company enters into a definitive agreement with an unrelated third party to acquire all or substantially all of the Company's outstanding stock or assets, regardless of whether the consideration thereunder is cash, securities or otherwise (a "Third Party Definitive Agreement"), you will not be bound by the provisions of this Section 6; provided further, if after May 31, 1997 and during the two-year period referred to in the preceding sentence, the Company enters into a Third Party Definitive Agreement, this Section 6 will not prohibit you from (i) making a good faith, fully-financed proposal to the Company's board of directors to acquire all of the Company's outstanding stock, so long as your offered price provides greater value than the announced value of the Third Party Definitive Agreement and (ii) publicly announcing such
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proposal, and if you so determine in connection therewith, commencing an all cash tender offer at such price for all of the Company's outstanding stock. The exceptions contained in the preceding sentence in no way limit any other of your obligations under this Section 6 or otherwise under this agreement.

     7. You agree that, for a period of two years from the date of this letter agreement, without the prior written consent of the Company, you will not, directly or indirectly, (a) solicit to hire or hire (or cause or seek to cause to leave the employ of the Company): (i) any executive employed by the Company; or (ii) any other employee of the Company or any subsidiary of the Company with whom you have had contact or who (or whose performance) became known to you in connection with the process contemplated by this agreement; provided, however, that the foregoing provision will not prevent you from hiring any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you.

     8. You understand and acknowledge that neither the Company nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither the Company nor any of its Representatives will have any liability to you or any other person resulting from your use of the Information. Only those representations or warranties that are made to you in a definitive agreement regarding a Transaction (a "Definitive Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on your part.

     9. You understand and agree that no contract or agreement providing for a Transaction shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered, and you hereby waive, in advance, any claims (including breach of contract) in connection with a Transaction unless and until you shall have entered into a Definitive Agreement. You also agree that unless and until a Definitive Agreement between the Company and you with respect to a Transaction has been executed and delivered, neither the Company nor any of its stockholders, affiliates or Representatives has any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this agreement or any other written or oral expression with respect to such Transaction except, in the case of this agreement, for the matters specifically agreed to herein. You understand that (i) the Company and its Representatives shall be free to conduct any process for any Transaction as they in their sole discretion shall determine (including negotiating with any of the prospective parties to such Transaction and entering into a Definitive Agreement without prior notice to you or any other person) and (ii) any procedures relating to such Transaction may be changed at any time without notice to you or any other person. You hereby confirm that you are not acting as a broker for or Representative of any person and are considering the Transaction only for your own account. Neither this paragraph nor any other provision in this agreement can be waived, amended or assigned except by written consent of the Company, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.
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     10.  You and the Company hereby acknowledge that you and the Company are aware, and that you will advise your Representatives and the Company will advise the Company's Representatives, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     11. You agree that money damages would not be a sufficient remedy for any breach of this agreement by you and that the Company shall be entitled to, and you shall not oppose the granting of, equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity. You further agree to waive, and to use your best efforts to cause your directors, officers, employees and agents, or other Representatives, to waive, any requirement for the securing or posting of any bond in connection with such remedy.

     12. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Southern District of New York for any actions, suits or proceedings arising out of or relating to this agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement, in the courts of the State of New York or the United States of America located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     13. You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     14. If any provision of this agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

     15. You agree that all (a) contacts by you or your Representatives with the Company regarding the Information or the Transaction, (b) requests for additional Information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures shall be made through Michael Douglas, Esq., General Counsel of the Company,
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or Barbara Alexander of Dillon, Read & Co. Inc., the Company's financial advisor, or as such individuals may otherwise direct.

     16. This agreement is for the benefit of the Company and its directors, officers, employees, representatives and agents and their respective successors and assigns and will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

     If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.


                                           Very truly yours,

                                           Fibreboard Corporation


                                           By: /s/ Michael R. Douglas
                                               -----------------------------
                                           Name:   Michael R. Douglas
                                           Title:  Senior Vice President and
                                                    General Counsel


CONFIRMED AND AGREED
as of the date first above written:

Owens Corning


By: /s/ Christian L. Campbell
    ----------------------------------
Name:   Christian L. Campbell
Title:  Senior Vice President, General
         Counsel and Secretary